Filed Pursuant to Rule 424(b)(3)
Registration No. 333-164703

KBS REAL ESTATE INVESTMENT TRUST III, INC.
SUPPLEMENT NO. 15 DATED NOVEMBER 10, 2014
TO THE PROSPECTUS DATED APRIL 25, 2014
This document supplements, and should be read in conjunction with, the prospectus of KBS Real Estate Investment Trust III, Inc. dated April 25, 2014, as supplemented by supplement no. 3 dated May 6, 2014, supplement no. 12 dated September 10, 2014, supplement no. 13 dated September 10, 2014 and supplement no. 14 dated November 6, 2014. As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust III, Inc. and, as required by context, KBS Limited Partnership III, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the probable acquisition of an office property containing 139,071 rentable square feet in Reston, Virginia.
Probable Real Estate Investment
Reston Square
On November 5, 2014, we, through an indirect wholly owned subsidiary, entered into a purchase and sale agreement to acquire an office property containing 139,071 rentable square feet located on approximately 2.0 acres of land in Reston, Virginia (“Reston Square”). The seller is not affiliated with us or our advisor.  The contractual purchase price of Reston Square is $48.0 million plus closing costs.  We intend to fund the purchase of Reston Square with proceeds from a mortgage loan from an unaffiliated lender and proceeds from this offering. We are currently negotiating the terms of the mortgage loan. Pursuant to the purchase and sale agreement, we would be obligated to purchase the property only after satisfaction of agreed upon closing conditions.  There can be no assurance that we will complete the acquisition. In some circumstances, if we fail to complete the acquisition, we may forfeit up to $2.0 million of earnest money.
Reston Square was built in 2007. As of November 10, 2014, Reston Square was approximately 91% leased to 7 tenants with a current weighted-average remaining lease term of 7.7 years.

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